Exhibit 99.1

October 21, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Announces Three-year Stock Repurchase Program

Board Authorizes Purchase of up to
$750 million of Company’s Common Stock

    TULSA, Okla. – Oct. 21, 2010 – The board of directors of ONEOK, Inc. (NYSE: OKE) today authorized a new three-year stock repurchase program to buy up to $750 million of the company’s issued and outstanding common stock, subject to the limitation that purchases will not exceed $300 million in any one calendar year. The purchases will be funded by the company’s available cash, free cash flow and short-term borrowings.

    “Our strong cash position, solid financial performance and continued growth through our ownership in ONEOK Partners provide us with the financial flexibility to deliver additional value to our shareholders in the form of repurchasing ONEOK shares,” said John W. Gibson, ONEOK president and chief executive officer.

    If the company repurchases shares, the purchases will be made periodically in the open market at prevailing market prices or in privately negotiated transactions at the company’s discretion, subject to market conditions and other factors.

    The program will terminate upon completion of the repurchase of $750 million of common stock or on Dec. 31, 2013, whichever occurs first.

    Previously, the board had authorized a 7.5 million share repurchase program in May 2007, which was completed in June 2007.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

-more-

ONEOK Announces Three-year Stock Repurchase Program

October 21, 2010

For information about ONEOK, Inc., visit the website: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FD

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